Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of March 16, 2009, between Belvedere SoCal ("SoCal"), Professional Business Bank (the "Bank") and Mary Lynn Lenz ("Executive") for the purposes set forth in this agreement (the "Agreement").

WHEREAS, SoCal is a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System ("FRB");

WHEREAS, SoCal is the parent holding company of the Bank, which is a California chartered banking corporation and wholly-owned subsidiary of SoCal, subject to the supervision and regulation of the California Department of Financial Institutions ("DFI") and Federal Deposit Insurance Corporation ("FDIC");

WHEREAS, it is the intention of the parties to enter into an employment agreement for the purposes of securing Executive's services as the President and Chief Executive Officer of SoCal and of the Bank (together, the "Company").

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Executive agree as follows:

1.       TERM. Subject to the provisions for earlier termination hereinafter provided, Executive's employment hereunder shall be for a term (the "Term") commencing on March 2009 (the "Effective Date") and ending on the third anniversary of the Effective Date.

2.       POSITION, DUTIES AND RESPONSIBILITIES. During the Term, the Company will employ Executive, and Executive agrees to be employed by the Company, as its President and Chief Executive Officer. In such employment capacity, Executive will have such duties and responsibilities as are normally associated with such position and will report to the Board of Directors of the Company (the "Board"). In addition, during the Term, subject to stockholder approval, Executive will he appointed as a member of the Board; provided, however, that the Company shall not be so obligated to nominate or appoint Executive as a member of the Board if any of the events constituting Cause (as defined below) have occurred. During the Term, Executive shall devote her entire business time, attention and energies to the business and affairs of the Company, to the performance of Executive's duties under this Agreement and to the promotion of the Company's interests. Notwithstanding the foregoing, subject to Section 13 below, nothing in this Agreement shall be construed to limit Executive's ability to provide services to or participate in non-profit, charitable or civic organizations or to manage personal investments, including personal investment vehicles, to the extent that such activities do not materially interfere with Executive's performance of her duties hereunder. Executive acknowledges that Executive's services as President and Chief Executive Officer of the Company shall constitute Executive's principal business activity. Executive will be provided with an office at the Company's principal offices, but may also work from any location Executive chooses as long as Executive has access to equipment and other resources necessary to perform Executive's duties. Notwithstanding the foregoing, the Company may from time to time require Executive to travel temporarily to other locations on the Company's business. At the Company's reasonable request, Executive will serve the Company and/or its subsidiaries and affiliates in other capacities, in addition to the foregoing, which are reasonably assigned and commensurate with Executive's level, authority, and status.

3.       BASE COMPENSATION. During the Term, the Company will pay Executive a base salary of $300,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company's normal payroll practices and prorated for any partial pay period of employment. Executive's base salary shall be subject to (i) annual review and, (ii) in the sole discretion of the Board, increase (but not decrease) pursuant to the Company's policies as in effect from time to time (the "Base Compensation").

4.       ANNUAL BONUS. In addition to the base salary set forth above, during the Term. Executive will be eligible to participate in the Company's incentive bonus plan applicable to senior executives of the Company. The amount of Executive's annual bonus will be based on the attainment of performance criteria established and evaluated by the Board after consultation with Executive. Subject to the terms of such performance criteria, Executive's target annual bonus shall be no less than forty percent (40%) of Base Compensation per year, pro-rated for any partial year of service in which an annual bonus is earned and any bonus that becomes payable shall be paid no later than the last day of the applicable two and one-half (2-V2) month "short- term deferral period" with respect to such bonus, within the meaning of Treasury Regulation Section 1.409A-I (b)(4) (it being understood that the actual annual bonus for any year may be more or less than 40% of Base Compensation depending on the attainment of applicable performance objectives). Each annual bonus shall be paid in cash or, at the election of Executive made at least thirty (30) days prior to the payment date (or such other date as may be determined by the Board), in whole or in part in a number of fully vested shares of SoCal common stock equal to the dollar amount of the bonus payable divided by the Fair Market Value (as defined in the SoCal 2007 Equity Incentive Plan (the "Plan")) of a share of SoCal common stock on the date preceding the date on which the bonus is paid. In the event that Executive elects to receive an annual bonus in shares, SoCal shall issue such shares to Executive under the Plan and such shares shall be subject to the terms and conditions of the Plan (including, without limitation, the limits set forth in Section 3 and Section 6(c) of the Plan) and an award agreement in a form prescribed by the Company. If the Company is subject to the executive compensation limitations under the United States Treasury Department's Troubled Asset Relief Program ("TARP") at the time Executive receives a bonus under this section. any and all such bonuses and/or portions thereof shall be subject to forfeiture and/or repayment by the Executive to the Company if the payment of such bonus was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

5. STOCK OPTION.

(a)    Initial Option. On the date of the first Board Compensation Committee meeting following the Effective Date ( the "Initial Grant Date"), the Company shall grant to Executive nonqualified stock options to purchase a number of shares of SoCal common stock equal to 3.0% of the total number of shares of SoCal common stock outstanding as of the Initial Grant Date (the "Initial Options"). 50% of the total number of the initial Options shall be granted as Time Vested Options, in accordance with and subject to the terms of the Time Vested Options Stock. Option Agreement attached hereto as Exhibit A (the "initial Time Vested Options"), and 50% of the total number of the Initial Options shall be granted as Performance Vested Options, in accordance with and subject to the terms of the Performance Vested Options Stock Option Agreement attached hereto as Exhibit B. In the event that (i) any portion of the Initial Time-Vested Options remains outstanding and unvested at the expiration of the Term, (ii) the Company does not offer to continue Executive's employment with the Company on terms substantially comparable in the aggregate as those provided under this Agreement for a period of time ending no earlier than the fifth anniversary of the Vesting Commencement Date of the Initial Time Vested Options, and (iii) Executive's employment terminates upon expiration of the Term by reason of the Company not offering to so continue Executive's employment, then any outstanding unvested portion of the Initial Time-Vested Options shall vest in full immediately prior to such termination of employment.

(b)            Subsequent Acquisition Make-Whole Option. in addition, provided that Executive is then employed by the Company, in the event that (i) the Company consummates an acquisition transaction in which the holders of SoCal common stock immediately prior to such transaction continue, immediately after such transaction, to control more than 50% of the total outstanding shares of SoCal common stock (or equity securities of the surviving entity if the Company is not the surviving entity (any such equity securities, "New Equity")), and (ii) the total number of shares of SoCal common stock (or New Equity) outstanding immediately after the consummation of such acquisition transaction exceeds the total number of shares of SoCal common stock outstanding immediately prior to the consummation of such transaction, as determined in the sole and absolute discretion of the Company (any such excess, the "Transaction Share Increase"), then the Company (or the surviving entity) shall, on the thirtieth calendar day (or, if not a trading day, the next succeeding trading day) following the consummation of such acquisition, grant to Executive a nonqualified option to purchase a number of shares of SoCal common stock (or New Equity) equal to 3.0% of the Transaction Share Increase (the "Subsequent Acquisition Make-Whole Option" and. together with the Initial Option, the "Options").

(c)            Option Terms. Each Option shall be granted at an exercise price per share set by the Board Compensation Committee on the date of grant, which exercise price shall, in no event, be less than the Fair Market Value on such date of grant. The terms and conditions of the Options, including without limitation any applicable vesting and forfeiture conditions, shall be set forth in Stock Option Agreements in the forfeiture conditions attached hereto as Exhibit A and Exhibit B, as applicable, to be entered into by the Company and Executive (the "Option Agreement"). The Options shall, subject to the provisions of this Section 5, be governed in all respects by the terms of the Plan and the applicable Option Agreement.

(d)    Additional Equity Participation. Executive shall also be eligible to participate in and receive additional grants of equity-based awards commensurate with her position and level in any stock option plan and restricted stock plan or other equity-based or equity related compensation plan, programs or agreements of the Company made available generally to its senior executives or directors; provided that the amount, timing, and other terms of any future grant shall be determined by the Board (or the Compensation Committee thereof) in its sole discretion.

6.      BENEFITS AND VACATION. During the Term, (i) Executive and her dependents shall be eligible on the first of the month following the Effective Date to participate in Company's medical and dental insurance programs at the Company's expense, (ii) Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other senior executives of the Company, including without limitation, a Company 401(k) plan, subject to the terms and conditions thereof, and (iii) Executive shall be eligible for standard benefits, such as paid time off and holidays, to the extent applicable generally to other senior executives of the Company, provided that, during the Term, Executive shall be entitled to no less than twenty-two (22) vacation days per year (i.e., four weeks plus two days of vacation), pro-rated for any partial year of service, in all cases, subject to the terms and conditions of the applicable Company plans or policies. In addition, without limiting the generality of the foregoing, the Company shall make available to Executive a long-term disability insurance policy which it provides for other senior executives of the Company on the same terms and conditions as are made available to such other senior executives.

7.      EXPENSES. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with the Bank's expense reimbursement policy applicable to its senior executives, as in effect from time to time. The amount of any such expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and Executive's right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit. In addition, the Company will pay Executive $1,000 per month, less payroll deductions and all required withholdings, pro-rated for any partial month of service, to compensate for the purchase or lease, operation and maintenance, of an automobile. Further, Executive will be reimbursed for reasonable legal fees and expenses, up to a maximum of $10,000, in connection with the review, drafting and negotiation of this Agreement and any related documents by an attorney of Executive's choosing, within 14 days after substantiation of such expenses in accordance with applicable Company policy, provided that Executive provides such substantiation within 60 days after the month in which the expenses are incurred.

8. RELOCATION ASSISTANCE. The Company shall pay or reimburse to Executive costs and expenses associated with Executive's relocation to California in connection with her acceptance of employment and performance of services under this Agreement in an amount not to exceed $20,000. To the extent reimbursed, such costs and expenses shall be paid to Executive as soon as administratively possible, but in no event more than 30 days after, substantiation of such expenses in accordance with applicable Company policy, provided that Executive provides such substantiation within 60 days after the month in which the expenses are incurred. In addition, the Company shall pay or reimburse to Executive the costs of temporary housing for a period of not more than 6 months following the Effective Date in an amount not to exceed $3.500 per month, which expenses shall be substantiated by Executive in accordance with applicable Company policy within 60 days after the month in which the expenses are incurred and shall be paid or reimbursed to Executive no later than 30 days after such substantiation.

9. TERMINATION OF EMPLOYMENT.

(a)    Termination Without Cause; Resignation for Good Reason. The Company may terminate Executive's employment without Cause (as defined below) at any time during the Term upon thirty (30) days' written notice provided to Executive in accordance with Section 12 below. Executive may terminate her employment for Good Reason in accordance with Section 9(i) below. At the Company's sole discretion, Company may require that Executive cease performing services hereunder during any notice period following notice of a termination without Cause or for Good Reason. Notwithstanding anything contained herein, in no event shall the expiration of the Term or the Company's election not to renew the Term constitute a termination of Executive's employment by the Company without Cause.

If Executive has a "separation from service" (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation. Section 1.409A-1(h)) ("Separation from Service") by reason of a termination by the Company without Cause or by Executive for Good Reason, the Company shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to Executive. (i) Executive's earned but unpaid Base Compensation accrued through the date of such Separation from Service (the "Termination Date"), (ii) accrued but unpaid vacation time through the Termination Date, (iii) reimbursement of any business expenses incurred by Executive prior to the Termination. Date that are reimbursable under Section 7 above, (iv) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company, and (v) any payment in lieu of notice of termination under this Section 9(a) (together, the "Accrued Obligations"). In addition, subject to Section 9(f) below and Executive's execution and non-revocation of a binding release in accordance with Section 9(g) below, upon Executive's Separation from Service due to a termination of Executive's employment by the Company without Cause, the Company shall pay or provide to Executive (the "Severance"):

(x) a lump-sum cash payment equal to the sum of (A) one year of Executive's Base Compensation at the rate in effect as of the Termination Date, plus (B) a pro rata portion of Executive's target annual bonus calculated by multiplying the Executive's target bonus level for the bonus year in which the termination occurs times a fraction, the numerator of which is the number of days elapsed in the bonus year as of the Termination Date, and the denominator of which is 365; provided, however, that if a termination described in this Section 9(a) occurs within twenty-four months after the consummation of an Acquisition (defined as (i) any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation or merger own, directly or indirectly, less than fifty percent (50%) of the continuing or surviving entity's voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or (ii) a sale or other disposition of all or substantially all of the stock or assets of the Company), then the payment pursuant to this Section 9(a)(x)(B) shall instead equal a pro rata portion of Executive's maximum annual bonus for the calendar year in which the Termination Date occurs, determined by multiplying the applicable target or maximum annual bonus by a fraction, the numerator of which equals the number of days elapsed in the calendar year of termination through the Termination Date and the denominator of which equals 365, and

(y) at the Company's expense, continuation of group healthcare coverage for Executive and her legal dependents until the earlier of twelve months from the Termination Date or such time as Executive becomes eligible to receive medical benefits under another group health plan, provided that Executive properly elects continuation healthcare coverage under Section 4980B of the Code and the regulations thereunder; following such continuation period, any further continuation of such coverage under applicable law shall be at Executive's sole expense, provided, that if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). The Company shall also provide Executive with executive outplacement services from a provider of her choice in an amount not to exceed $10,000, which outplacement services shall be provided or reimbursed to Executive promptly following the effectiveness of Executive's release, but in no event later than the end of the second year following Executive's Separation from Service.

Subject to Sections 9(t) and 9(g) below, the Severance amounts described in Section 9(a)(x) above shall be paid to Executive no later than 60 calendar days following the Termination Date, with the exact payment date to be determined by the Company in its sole discretion, which payment schedule is intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4).

(b)            Resignation. Executive may terminate her employment without Good Reason at any time upon thirty (30) days' written notice provided to Company in accordance with Section 12 below, provided, that the Company may, in its sole discretion, require that Executive cease performing services during such notice period.

(c)            Death; Disability. If Executive dies during the Term or her employment is terminated due to her total and permanent Disability, Executive or her estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 9(a)(iv) above, as such obligations become due, For purposes of this Agreement, "Disability" shall have the meaning provided in the Company's long-term disability insurance plan applicable to Executive.

(d)    Cause. The Company may terminate Executive's employment for Cause by providing notice to Executive in accordance with. Section 12 below. If the Company terminates Executive's employment for Cause, Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 9(a)(iv) above, as such obligations become due.

(e)            Expiration of Term. In the event that (i) the Company does not offer to continue Executive's employment with the Company upon the expiration of the Term on terms substantially similar to those provided under this Agreement, and (ii) Executive is at that time willing and able to continue her employment with the Company on such terms and conditions, if Executive's employment so terminates upon the expiration of the Term and such termination constitutes a Separation from Service, then, in addition to the Accrued Obligations, subject to Section 9(f) below and Executive's execution and non-revocation of a binding release in accordance with Section 9(g) below, the Company shall pay Executive a lump sum amount equal to 50% of Executive's Base Compensation as in effect immediately prior to such termination. Such amount shall be paid to Executive no later than. 60 calendar days following the Termination Date, with the exact payment date to be determined by the Company in its sole discretion.

(f)            Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, compensation and benefits that become payable in connection with a termination of employment (if any), including without limitation any Severance payments, shall be paid to Executive during the 6-month period following her Separation from Service only to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement will not cause Executive to incur additional taxes under Section 409A of the Code (together with Department of Treasury regulations issued thereunder, "Section 409A"). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Executive's death), the Company shall pay to Executive a lump- sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period.

(g)            Release. Executive's right to receive the Severance payments and benefits set forth in this Section 9 is conditioned on and subject to Executive's execution within 21 days (or, to the extent required by applicable law, 45 days) following the Termination Date and non- revocation within 7 days thereafter of a general release of claims against the Company, substantially in the foil!' attached hereto as Exhibit C.

(h)            Termination of Offices and Directorships. Upon termination of Executive's employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any affiliate, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

(i)    Definitions. For purposes of this Agreement:

(1)            "Cause" shall mean (A) Executive willfully fails to perform or habitually neglects the duties which Executive is required to perform hereunder, which, to the extent capable of cure, has not been cured within thirty (30) days after Executive's receipt of written notice thereof from the Company describing such failure in reasonable detail; (B) Executive willfully engages in illegal activity which materially adversely affects the Company's reputation in the community or which evidences Executive's lack of fitness or ability to perform her duties as reasonably determined by the Board in good faith; (C) Executive willfully engages in the falsification of reports or makes material, intentional misrepresentations or omissions of information supplied to the Bank, SoCal or to regulatory agencies; (D) Executive willfully commits act which would cause termination of coverage under the Bank's Bankers' Blanket Bond; (E) Executive willfully breaches a fiduciary duty, exhibits dishonesty or deliberately or repeatedly disregards material policies or procedures of the Company; (F) Executive breaches this Agreement in any material respect; (G) Executive willfully engages in conduct or acts of moral turpitude that are materially injurious to the Company or any of its subsidiaries and affiliates; (H) Executive is suspended or temporarily or permanently removed or prohibited from participating in the conduct of the business of the Company by the FDIC, DFI, FRB or any other banking authority; or (1) the Bank is in default under the provisions of 12 U.S.C. Section 1813(x)(1). For purposes of this Section 9(i), no act or failure to act by Executive shall be considered "willful" if such act is or was done (or is or was omitted to be done) in the good faith belief that it is or was in the best interests of the Company. Prior to any purported termination for Cause. Executive shall receive a written Notice of Termination indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(2)    "Good Reason" shall mean the occurrence of any of the following, without Executive's express written consent: (i) a material reduction of Executive's duties or responsibilities; (ii) a material reduction by the Company of Executive's Base Compensation as in effect immediately prior to such reduction; (iii) the relocation of Executive's principal work location to a facility or a location that constitutes a material change in the geographic location at which Executive provides services (within the meaning of Section 409A); or (iv) a material breach by the Company of Sections 3, 4, 5, 6, 7 or 8 of this Agreement; provided, that no resignation for Good Reason shall be effective unless and until (A) Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for "Good Reason" within thirty (30) days after Executive has or should reasonably be expected to have had knowledge of the occurrence thereof, (B) the Company has not cured such acts or omissions within thirty (30) days of its actual receipt of such notice, and (C) the effective date of Executive's termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

10. INTERNAL REVENUE CODE SECTION 280G. If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments to which Executive is or may become entitled, constitute "excess parachute payments" within the meaning of Section 280G of the Code, that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), then Executive shall be responsible for the payment of such excise taxes and the Company (and its successor) shall he responsible for any loss of deductibility thereto; provided, however, that the Company and Executive shall cooperate with each other and use commercially reasonable efforts to minimize, to the greatest extent possible (but subject to applicable law), the amount of excise taxes imposed under Section 4999 of the Code by virtue of Section 280G of the Code. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Company immediately prior to the change in control or such other independent accounting firm or advisor as may be selected by the Company, subject to Executive's approval, which shall not be unreasonably withheld.

11.        Limitations under TARP. If the Company is subject to the executive compensation limitations under TARP at the time Executive is terminated pursuant to section 9(a), and if the payments made to Executive under such sub-section, together with any other payments which Executive has the right to receive from the Company, exceed the limits allowed for Executive established under TARP, then the aggregate payments pursuant to this Agreement, and any other agreement with Executive, shall be reduced to the largest amount as will result in no portion of such payments violating the executive compensation limitations under TARP; provided, however, that any such restrictions or reductions imposed on Executive shall be limited to those required by TARP or other applicable law and/or any authorized and effective regulations thereunder, and that the Company will use reasonable efforts to mitigate the impact of TARP or such other applicable law on Executive to the extent consistent with TARP or such other applicable law (and the Company's participation thereunder) and the best interests of its stockholders.

12.        NOTICE. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Belvedere SoCal
199 South Los Robles Avenue
Pasadena, CA 91101
Attention: Executive Chairman

If to Executive: to Executive's most current business address or home address on file with the Company's Human Resources Department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 12, and shall be deemed to have been given upon receipt.

w/ a copy to:

H. James Hartley. Esq,
Shilepsky O'Connell Hartley LLP
One Financial Center, 15th Floor
Boston, MA 02111-2698
Fax: 617 447 2800
Email: jhartleyashoclaw.com

13. COVENANTS.

(a)    Noncompetition, Nonsolicitation and Nondisclosure by Executive.

(i)         Executive hereby agrees that she shall not, during the Term, directly or indirectly, whether as an employee, employer, consultant, agent, principal, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business.

(ii)         Executive hereby agrees that she shall not, during the Term and for the twelve (12)-month period immediately following termination of Executive's employment hereunder (the "Restricted Period"), solicit, encourage or assist, directly, indirectly or in any manner whatsoever, any employees of the Company or its affiliates or subsidiaries (including any former employees who voluntarily terminated employment with the Company within a twelve (12)-month period prior to Executive's termination of employment with the Company) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Company has located its offices. In addition, Executive hereby agrees that she shall not, at any time, use any Proprietary Information (as defined below) to solicit, encourage or assist, directly, indirectly or in any manner whatsoever, any customer, person or entity that has a business relationship with the Company or, during the twelve (12)-month period prior to Executive's termination of employment with the Company, was engaged in a business relationship with the Company, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Company has located its offices.

(b)    Disclosure of information. Executive shall not, at any time, without the prior written consent of the Board or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any financial information, trade or business secrets, customer lists, computer software or other information concerning the business or operations of the Company or its affiliates or subsidiaries (the "Proprietary Information"); provided, that Proprietary Information shall not include information (i) in or which enters the public domain (other than by breach of Executive's obligations hereunder), (ii) acquired by Executive other than in connection with her employment, or (iii) that is disclosed to Executive by a third party not obligated to the Company to keep such information confidential. Executive further recognizes and acknowledges that any financial information concerning any customers of the Company or its affiliates or subsidiaries is strictly confidential and is a valuable, special and unique asset of the Company's business which also constitutes Proprietary Information. Executive shall not, at any time, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event Executive is required by law to disclose such information described in this Section 13(b), Executive will provide the Company with immediate notice of such request so that it may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is nonetheless, in the opinion of knowledgeable counsel, compelled to disclose any of such information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then Executive may disclose (on an "as needed" basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, Executive may disclose such information concerning the business or operations of the Company and its affiliates and subsidiaries as reasonably necessary in the proper performance of Executive's duties and responsibilities hereunder or as may be required by the FRB, DFI, FDIC or other regulatory agency having jurisdiction over the operations of the Company in connection with an examination of the Company or other proceeding conducted by such regulatory agency.

(c)            Non-Disparagement. During the Term and for a period of twelve (12) months following termination of this Agreement and Executive's employment hereunder, (i) Executive agrees that she shall not publicly or privately disparage, defame or criticize the Company, its affiliates, subsidiaries, officers or directors, and (ii) the Company agrees that none of its officers or directors shall publicly or privately disparage, defame or criticize Executive.

(d)             Written, Printed or Electronic Material. All written, printed and electronic material, notebooks and records including, without limitation, computer disks used by Executive in performing duties for the Company, other than Executive's personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Company. Upon termination of Executive's employment or earlier request by the Company, Executive shall promptly return all such materials (including all copies, extracts and summaries thereof) to the Company.

(e)    Breach of Covenants. Executive acknowledges that a breach by her of   any of the covenants or restrictions contained in this Section 13 will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly. Executive agrees that if she breaches or attempts to breach any such covenants or restrictions, the Company shall be entitled to temporary or permanent injunctive relief with respect to any such breach or attempted breach (in addition to any other remedies, at law or in equity, as may be available to the Company), without posting bond or other security.

14. INDEMNIFICATION. The Company shall defend and indemnify Executive, to the extent permitted by law and in accordance with the requirements of Section 409A, if she becomes a party or is threatened to be made a party in any action brought by a third party against Executive (whether or not the Bank or SoCal is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if Executive acted in good faith and in a manner Executive reasonably believed to be in the best interests of the Company (and, with respect to a criminal proceeding, if Executive had no reasonable cause to believe her conduct was unlawful), provided that the alleged conduct of Executive arose out of and was within the course and scope of her employment as an officer or director of the Company.

15.   REPRESENTATIONS. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of her obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (h) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by her entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

16. CODE SECTION 409A.

(a)        To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall consult with Executive and adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 16 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so.

(b)        To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed "nonqualified deferred compensation" subject to Section 409A and. Section 9(f) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(c) To the extent that any payments or reimbursements provided to Executive under this Agreement. including, without limitation, the payments and benefits under Sections 7 and 8, are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amounts of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive's right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

17. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

18. ENTIRE AGREEMENT. As of the Effective Date, this Agreement, together with the Option Agreement(s) and other attached Exhibits, constitutes the final, complete and exclusive agreement between. Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by the Company or any representative thereof. Executiveagrees that any such agreement, offer or promise is hereby terminated and will be of no further force or effect, and that upon her execution of this Agreement, Executive will have no right or interest in or with respect to any such agreement. offer or promise.

19.        AMENDMENT. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

20.        ACKNOWLEDGEMENT. Executive hereby acknowledges (a) that Executive has consulted with or has had the opportunity to consult with independent counsel of her own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on her own judgment.

21.        GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

22.        NO WAIVER. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

23.        ASSIGNMENT. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

24.        SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

25.        CONSTRUCTION. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all parties hereto and not in favor or against any party by the rule of construction abovementioned.

26.        COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

27. CAPTIONS. The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company:

/s/ Alison Davis
Name:  Alison Davis
Title:  Compensation Committee Chair, Board Director, Secretary

Executive:

/s/ Mary Lynn Lenz
Mary Lynn Lenz

EXHIBIT A
[TIME VESTED STOCK OPTION AGREEMENT)

EXHIBIT B
[PERFORMANCE VESTED STOCK OPTION AGREEMENT]

EXHIBIT C

GENERAL RELEASE

For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the "Releasees" hereunder, consisting of Belvedere SoCal, a California corporation (the "SoCal), Professional Business Bank, a California chartered banking corporation (the "Bank", and together with SoCal, the "Company"), and each of their partners. associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, shareholders. representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys' fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of based upon, or related to the employment or termination from employment of the undersigned by the Releasees, or any of them; any claim for benefits under any stock option or other equity-based incentive plan of the Releasees (or any related agreement to which any Releasee is a party); any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee's right to terminate the employment of the undersigned; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990.42 U.S.C. § 12.101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended. 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov't Code §§12945.2. 19702.3; California Labor Code §§ 1101, 1102, 69 Ops. Cal. Atty. Gen. 80 (1986); California Labor Code §§ 1102.5(a),(b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov't Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the California Labor Code; or any other federal, state or local laws of similar effect. Notwithstanding the foregoing, this Release shall not operate to release any Claims which the undersigned may have (i) to payments or benefits under Section 5(a) or Section 9 of that certain Employment Agreement, dated as of March , 2009, between the Company and the undersigned, (ii) to accrued or vested benefits or rights she may have, if any, under any applicable employee benefit plan of the Company or any equity compensation plan or equity compensation agreement with the Company, (iii) to indemnification pursuant to the Employment Agreement or corporate governance documents of the Company or applicable law, or under any director' and officers' liability policies of the Company.

THE UNDERSIGNED ACKNOWLEDGES THAT SHE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(1)                       SHE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(2)                       SHE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(3)SHE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE IT, AND THIS RELEASE SHALL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which she may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys' fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if she hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder. then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys' fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees. or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of _______________, ____.

___________________ Mary Lynn. Lenz